The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 27, 2022

June , 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF due April 3, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek an uncapped return of at least 1.26 times any appreciation of the lesser performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF, which we refer to as the Funds, at maturity.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose up to 90.00% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about June 29, 2022 and are expected to settle on or about July 5, 2022.
•	CUSIP: 48133GU92

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $6.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $973.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The iShares® China Large-Cap ETF (Bloomberg ticker: FXI) and the KraneShares CSI China Internet ETF (Bloomberg ticker: KWEB)

Upside Leverage Factor: At least 1.26 (to be provided in the pricing supplement)

Buffer Amount: 10.00%

Pricing Date: On or about June 29, 2022

Original Issue Date (Settlement Date): On or about July 5, 2022

Observation Date*: March 29, 2023

Maturity Date*: April 3, 2023

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value of each Fund is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return × Upside Leverage Factor)

If (i) the Final Value of one Fund is greater than its Initial Value and the Final Value of the other Fund is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount or (ii) the Final Value of each Fund is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Value of either Fund is less than its Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Lesser Performing Fund Return + Buffer Amount)]

If the Final Value of either Fund is less than its Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Lesser Performing Fund: The Fund with the Lesser Performing Fund Return

Lesser Performing Fund Return: The lower of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

Hypothetical Payout Profile

The following table illustrates the hypothetical total return and payment at maturity on the notes linked to two hypothetical Funds. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	an Initial Value for the Lesser Performing Fund of $100.00;
•	an Upside Leverage Factor of 1.26; and
•	a Buffer Amount of 10.00%.

The hypothetical Initial Value of the Lesser Performing Fund of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of either Fund. The actual Initial Value of each Fund will be the closing price of one share of that Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value of the Lesser Performing Fund	Lesser Performing Fund Return	Total Return on the Notes	Payment at Maturity
$165.00	65.00%	81.90%	$1,819.00
$150.00	50.00%	63.00%	$1,630.00
$140.00	40.00%	50.40%	$1,504.00
$130.00	30.00%	37.80%	$1,378.00
$120.00	20.00%	25.20%	$1,252.00
$110.00	10.00%	12.60%	$1,126.00
$105.00	5.00%	6.30%	$1,063.00
$101.00	1.00%	1.26%	$1,012.60
$100.00	0.00%	0.00%	$1,000.000
$95.00	-5.00%	0.00%	$1,000.000
$90.00	-10.00%	0.00%	$1,000.000
$80.00	-20.00%	-10.00%	$900.000
$70.00	-30.00%	-20.00%	$800.000
$60.00	-40.00%	-30.00%	$700.000
$50.00	-50.00%	-40.00%	$600.000
$40.00	-60.00%	-50.00%	$500.000
$30.00	-70.00%	-60.00%	$400.000
$20.00	-80.00%	-70.00%	$300.000
$10.00	-90.00%	-80.00%	$200.000
$0.00	-100.00%	-90.00%	$100.000

PS-2 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

How the Notes Work

Upside Scenario:

If the Final Value of each Fund is greater than its Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Lesser Performing Fund Return times the Upside Leverage Factor of at least 1.26.

•	Assuming a hypothetical Upside Leverage Factor of 1.26, if the closing price of one share of the Lesser Performing Fund increases 10.00%, investors will receive at maturity a 12.60% return, or $1,126.00 per $1,000 principal amount note.

Par Scenario:

If (i) the Final Value of one Fund is greater than its Initial Value and the Final Value of the other Fund is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount of 10.00% or (ii) the Final Value of each Fund is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount of 10.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Value of either Fund is less than its Initial Value by more than the Buffer Amount of 10.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Lesser Performing Fund is less than its Initial Value by more than the Buffer Amount.

•	For example, if the closing price of one share of the Lesser Performing Fund declines 60.00%, investors will lose 50.00% of their principal amount and receive only $500.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 10.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Value of either Fund is less than its Initial Value by more than 10.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Fund is less than its Initial Value by more than 10.00%. Accordingly, under these circumstances, you will lose up to 90.00% of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by either of the Funds over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Fund.

PS-3 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING FUND.
•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON EITHER FUND OR THE SECURITIES HELD BY EITHER FUND OR HAVE ANY RIGHTS WITH RESPECT TO EITHER FUND OR THOSE SECURITIES.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

PS-4 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	NON-U.S. SECURITIES RISK —

The equity securities held by the Funds have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	EMERGING MARKETS RISK —

The equity securities held by the Funds have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt

PS-5 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK —

Because the prices of the equity securities held by each Fund are converted into U.S. dollars for purposes of calculating the net asset value of that Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by that Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by a Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of a Fund will be adversely affected and any payment on the notes may be reduced.

•	RECENT EXECUTIVE ORDERS MAY ADVERSELY AFFECT THE PERFORMANCE OF THE FUNDS —

Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities.  The sponsor of the Underlying Index for the iShares® China Large-Cap ETF has recently removed the equity securities of a small number of companies from that Underlying Index in response to these executive orders and, as a result, these stocks have also been removed from the the iShares® China Large-Cap ETF.  If the issuer of any of the equity securities held by either Fund is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of that Fund.  In addition, under these circumstances, each of the sponsor of the Underlying Index for that Fund and that Fund is expected to remove the equity securities of that company from that Underlying Index and that Fund, respectively.  Any changes to the composition of either Fund in response to these executive orders could adversely affect the performance of that Fund.

•	RISKS ASSOCIATED WITH THE INTERNET SECTOR WITH RESPECT TO THE KRANESHARES CSI CHINA INTERNET ETF —

All or substantially all of the equity securities held by the KraneShares CSI China Internet ETF are issued by companies whose primary line of business is directly associated with the internet sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Investments in internet companies may be volatile. Internet companies are subject to intense competition, the risk of product obsolescence, changes in consumer preferences and legal, regulatory and political changes. They are also especially at risk of hacking and other cybersecurity events. In addition, it can be difficult to determine what qualifies as an internet company. These factors could affect the energy sector and could affect the value of the equity securities held by the KraneShares CSI China Internet ETF and the price of one share of the KraneShares CSI China Internet ETF during the term of the notes, which may adversely affect the value of the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-6 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

The Funds

The iShares® China Large-Cap ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange, which we refer to as the Underlying Index with respect to the iShares® China Large-Cap ETF. The Underlying Index with respect to the Fund is currently the FTSE® China 50 Index.  The FTSE® China 50 Index is composed of 50 of the largest and most liquid Chinese stocks listed and trading on the Hong Kong Stock Exchange and is designed to represent the performance of the mainland Chinese market that is available to international investors. For additional information about the iShares® China Large-Cap ETF, see Annex A in this pricing supplement.

The KraneShares CSI China Internet ETF is an exchange-traded fund of KraneShares Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific foreign equity securities index, which we refer to as the Underlying Index with respect to the KraneShares CSI China Internet ETF. The Underlying Index with respect to the KraneShares CSI China Internet ETF is currently the CSI Overseas China Internet Index. The CSI Overseas China Internet Index is a modified free float-adjusted market capitalization index that is designed to measure the overall performance of overseas listed Chinese Internet companies. For additional information about the KraneShares CSI China Internet ETF, see Annex B in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices of one share of each Fund from January 6, 2017 through June 17, 2022. The closing price of one share of the iShares® China Large-Cap ETF on June 23, 2022 was $32.94. The closing price of one share of the KraneShares CSI China Internet ETF on June 23, 2022 was $32.22. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Fund on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount in excess of $100.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-7 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

PS-8 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

PS-9 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note.  A master note represents multiple securities that may be issued at different times and that may have different terms.  The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-10 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

Annex A

The iShares® China Large-Cap ETF

All information contained in this pricing supplement regarding the iShares® China Large-Cap ETF (the “FXI Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by iShares® Trust and BlackRock Fund Advisors (“BFA”). The FXI Fund is an investment portfolio of iShares® Trust. BFA is currently the investment adviser to the FXI Fund. The FXI Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “FXI.”

The FXI Fund seeks to track the investment results, before fees and expenses, of an index composed of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange (the “HKSE”), which is currently the FTSE® China 50 Index. For additional information about the FXI Fund, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the FXI Fund is an “iShares® ETF.”

The FTSE® China 50 Index

All information contained in this pricing supplement regarding the FTSE® China 50 Index (the “China 50 Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information. This information reflects the policies of, and is subject to change by FTSE Russell. FTSE Russell has no obligation to continue to publish, and may discontinue publication of, the China 50 Index.

The China 50 Index (in Hong Kong dollars) is reported by Bloomberg L.P. under the ticker symbol “XIN0I.”

The China 50 Index is an index calculated, published and disseminated by FTSE Russell. Originally launched in 2001 as the FTSE® China 25 Index, the index was expanded effective on September 22, 2014 to 50 stocks and renamed the FTSE® China 50 Index. The China 50 Index is composed of 50 of the largest and most liquid Chinese stocks listed and trading on the HKSE and is designed to represent the performance of the mainland Chinese market that is available to international investors.

Composition of the FTSE® China 50 Index

The China 50 Index is currently based on 50 of the largest and most liquid Chinese stocks (called “H” shares, “Red Chip” shares and “P Chip” shares), listed and trading on the HKSE. “H” shares are securities of companies incorporated in the People’s Republic of China and listed on the HKSE. “Red Chip” shares are securities of companies incorporated outside of the People’s Republic of China that are substantially owned, directly or indirectly, by mainland China state entities with the majority of their revenue or assets derived from mainland China and traded on HKSE. “P Chip” shares are securities of companies incorporated outside of the People’s Republic of China that trade on the HKSE, but that are controlled by mainland Chinese companies or individuals, with the establishment and origin of the company in mainland China and with a majority of its revenue or assets derived from mainland China.

Standards for Listing and Maintenance

Currently, only H shares, Red Chip and P Chip shares are eligible for inclusion in the China 50 Index. All classes of equity in issue are eligible for inclusion in the China 50 Index, subject to certain restrictions; however, each constituent must also be a constituent of the FTSE® All-World Index. A non-constituent P Chip share whose associated N Share is already a constituent of the FTSE® All-World Index will be eligible for inclusion in the China 50 Index at the next quarterly review after a minimum 3-month trading period, subject to satisfying all other FTSE® All-World Index eligibility criteria. “N” shares are securities of companies incorporated outside of the People’s Republic of China that trade on the New York Stock Exchange, the NASDAQ Stock Market or NYSE American, but that are controlled by mainland Chinese companies or individuals, with the establishment and origin of the company in mainland China and with a majority of its revenue or assets derived from mainland China. The FTSE® All-World Index is a market-capitalization weighted index designed to represent the performance of the large- and mid-capitalization stocks from the FTSE® Global Equity Index Series and covers approximately 90% to 95% of the world’s investable market capitalization. The following is the universe of eligible securities for the FTSE® Global Equity Index Series, which includes the FTSE® All-World Index:

•	Country review process. FTSE Russell conducts an annual review of all countries included in its global indices and those being considered for possible inclusion. Countries already in the indices will be assessed against the minimum standards for each category and prior to any reclassification or removal from an index will be placed on a Watch List. Countries not in an index will be assessed against the minimum standards for each category and, if appropriate, will be added to the Watch List for possible future inclusion to one of the categories. In conducting the annual review, FTSE Russell consults the FTSE Russell Equity Country Classification Advisory Committee. In March and September of each year, FTSE Russell publishes a Watch List of countries being monitored for possible promotion or demotion.
•	Company inclusion. Companies whose business is that of holding equity and other investments (e.g., investment trusts) are not eligible for inclusion. Limited Liability Partnerships (LLP), Limited Partnerships (LP), Master Limited Partnerships, Limited Liability Companies (LLC) and Business Development Companies (BDC) are not eligible for inclusion.
PS-11 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

•	Security inclusion. Convertible preference shares and loan stocks are excluded until converted.

Eligible securities are required to pass the following screens before being added to the FTSE® Global Equity Index Series:

•	Minimum voting rights. Companies assigned a developed market nationality are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion. Shares referenced as “non-voting” or that provide legally minimum rights only will be viewed as having no voting power as it relates to the minimum voting rights review. Emerging market securities are not subject to this requirement.
•	Investability. Constituents of the FTSE Global Equity Index Series are adjusted for free float and foreign ownership limits.
•	Liquidity. Each security is tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume.
•	Surveillance stocks. Securities which are subject to surveillance by the stock exchange on which they trade and have been assigned to particular segments will not be eligible for index inclusion.
•	Trading. Existing and non-constituent securities which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date), will not be eligible for inclusion. Regular/ad-hoc market holidays, and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. If a security does not have a full year of trading, the 60 day period will be pro-rated according to the number of available trading days passed since its listing.

Out of the securities that pass the above screens, the FTSE® All-World Index consists of stocks of the large- and mid-capitalization companies. Existing and potential constituents are subject to a series of ‘buffer zones’ to determine the cut-off points between large-, mid- and small capitalization designations. Stocks are eligible for inclusion as large-capitalization constituents at 68% of the index universe by full market capitalization and eligible for exclusion at 72%. Stocks are eligible for inclusion as mid-capitalization constituents at 86% of the index universe by full market capitalization and eligible for exclusion at 92%. New constituents are also required to pass basis points entry and exit levels allocated to each specific region and index segment.

For inclusion in the China 50 Index, securities must be sufficiently liquid to be traded; therefore, the following criteria, among others, are used to ensure that illiquid securities are excluded:

•	Price. There must be an accurate and reliable price for the purposes of determining the market value of a company.
•	Liquidity. Each security is tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume as part of the FTSE® All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test.

For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cutoff date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days.

Daily totals with zero trades are included in the ranking; therefore, a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month.

Any period of suspension will not be included in the test.

The liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months:

(a)	A non-constituent which does not turnover at least 0.05% of their shares in issue (after the application of any free float weightings) based on their median daily trading volume per month in ten of the twelve months prior to a full market review, will not be eligible for inclusion in the China 50 Index.
(b)	An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trading volume per month for at least eight of the twelve months prior to a full market review will be removed from the China 50 Index.
(c)	New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their free float adjusted shares based on their median daily trading volume each month, on a pro-rata basis since listing. When testing liquidity, the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period. This rule will not apply to new issues added under fast entry inclusion as part of the FTSE® All-World Index review.

At the sole discretion of FTSE Russell, the above percentage figures may be adjusted by up to 0.01% at the March and September reviews so that, in FTSE Russell’s opinion, the China 50 Index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole market and may not be applied to individual securities.

PS-12 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

At the March and September reviews of the FTSE® All-World Index, newly listed companies will have their liquidity assessed on a pro-rata basis.

•	New Issues. New issues, which do not qualify as early entrants, will become eligible for inclusion at the March and September reviews of the FTSE® All-World Index providing they have, since the commencement of official non-conditional trading, a minimum of at least three trading months prior to the date of that review and turnover at least 0.05% of their free float adjusted shares in issue based on their median daily trading volume each month, on a pro rata basis since their listing.

The inclusion of early entries will not require a minimum trading record.

To assist in the oversight of the China 50 Index, FTSE Russell has established the FTSE Russell Asia Pacific Regional Equity Advisory Committee. The responsibilities of the committee are to:

•	discuss proposed changes to the ground rules and guides to calculation methods for the China 50 Index and other indices;
•	provide guidance on the development and construction of new equity indices for the Asia Pacific region;
•	comment on the index reviews for the China 50 Index and other indices; and
•	periodically review the ground rules for the China 50 Index and other indices at the frequency set out in those rules.

Computation of the FTSE® China 50 Index

The China 50 Index is calculated using the free float index calculation methodology of the FTSE Group. The China 50 Index is calculated using the following formula:

where:

“N” is the number of securities in the China 50 Index;

“pi” is the latest trade price of the component security “i” (or the price at the close of the China 50 Index on the previous day);

“ei” is the exchange rate required to convert the security’s currency into the China 50 Index’s base currency;

“si” is the number of shares in issue used by FTSE Russell for the security;

“fi” is the investability weighting factor published by FTSE Russell, to be applied to such security to allow amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100% free float;

“ci” is the capping factor published by FTSE Russell to be applied to a security to correctly weight that security in the China 50 Index; and

“d” is the divisor, a figure that represents the total issued share capital of the China 50 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities to be made without distorting the China 50 Index.

The capping factor serves to limit the weight of any individual company to no more than 9% of the China 50 Index and to limit the aggregate weight of all companies that have a weight greater than 4.5% to no more than 38% of the China 50 Index.

The China 50 Index uses actual trade prices for securities with local stock exchange quotations.

Free float restrictions are calculated using available published information. Companies with a free float of 5% or below are excluded from the China 50 Index. In June, a constituent’s free float will be updated regardless of size. No buffers are applied. Quarterly updates to free float will be applied after the close of business on the third Friday of March, June, September and December. The data cut-off for these quarterly changes will be the close of business on the third Wednesday of the month prior to the review month. Free float changes resulting from corporate events will not be subject to the buffers as detailed above and will be implemented in line with the event.

The China 50 Index will be periodically reviewed for changes in free float. These reviews will coincide with the quarterly reviews China 50 Index. Implementation of any changes will happen at close of trading on the third Friday in March, June, September and December.

A constituent’s free float will also be reviewed and adjusted if necessary:

•	by identifying information which necessitates a change in free float weighting;
•	following a corporate event; or
•	expiry of a lock-in clause.
PS-13 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

If a corporate event includes a corporate action which affects the China 50 index, any change in free float will be implemented at the same time as the corporate action.

Foreign ownership limits, if any, will be applied after calculating the actual free float restriction. FTSE Russell’s methodology takes account of the restrictions placed on the equity holdings of foreigners in a company where these have been imposed by governments or regulatory authorities, for example on strategically sensitive industrial sectors such as defense and telecommunications, or where they have been explicitly set out in a company’s constitution. Where the presence of foreign ownership restrictions creates a limit on foreign ownership that is more restrictive than the calculated free float for a company, the precise foreign ownership limit is used in place of the free float for the purposes of calculating the company’s investability weight. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the above.

Where a company’s shares are issued partly, or nil, paid and the call dates are already determined and known, the market price will, for the purposes of calculating its market capitalization, be adjusted so as to include all such calls (i.e., the fully paid price).

Periodic Review of Constituents

The quarterly review of the China 50 Index constituents takes place in March, June, September and December. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Any constituent changes will be implemented after the close of business on the third Friday of March, June, September and December.

At the quarterly review, the constituents of the China 50 Index are capped using prices adjusted for corporate actions as at the close of business on the second Friday in March, June, September and December. The capping is implemented after close of business on the third Friday in March, June, September and December based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month.

Quarterly changes are published after the close of business on the Wednesday before the first Friday of March, June, September and December to give users of the China 50 Index sufficient notification of the changes before their implementation.

At review, all constituents of the China 50 Index must be existing or pending constituents to the FTSE® All-World Index, i.e., the review will take into consideration any constituent changes to the FTSE® All-World Index as announced by FTSE Russell and will therefore be conducted before the implementation date of these changes.

A company will be inserted into the China 50 Index at the periodic review if it rises to 40th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).

A company in the China 50 Index will be deleted at the periodic review if it falls to 61st position or below when the eligible companies are ranked by full market value (before the application of any investability weightings).

A constant number of constituents will be maintained for the China 50 Index. Where a greater number of companies qualify to be inserted in the China 50 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the China 50 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the China 50 Index will be inserted to match the number of companies being deleted at the periodic review.

The constituents of the China 50 Index are normally capped only at the time of the quarterly review or at the time of a fast entry inclusion as part of the FTSE® All-World Index review. Following capping, the weight of each constituent in the China 50 Index moves freely in line with price movements.

FTSE Russell is responsible for publishing the five highest ranking non-constituents of the China 50 Index at the time of each quarterly review (the “Reserve List”). This Reserve List will be used in the event that one or more constituents is deleted from the China 50 Index during the period up to the next quarterly review of the China 50 Index. Companies on the Reserve List will be constituents of the FTSE® All-World Index.

In the event that all the original Reserve List stocks have been used, the highest ranking non-constituent of the eligible Chinese share classes in the FTSE® All-World Index, which is not a current constituent of the China 50 Index, is selected as the replacement company based on prices two days prior to the deletion of a constituent.

Where a current index constituent is deleted after the periodic changes to the China 50 Index have been announced but before the periodic changes have been implemented, the highest ranking non-constituent from the new Reserve List, excluding current index constituents, will replace the deleted company.

PS-14 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the KraneShares CSI China Internet ETF

Annex B

The KraneShares CSI China Internet ETF

All information contained in this pricing supplement regarding the KraneShares CSI China Internet ETF (the “KWEB Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by KraneShares Trust and Krane Funds Advisors, LLC (“Krane”). The KWEB Fund is an investment portfolio of KraneShares Trust. Krane is currently the investment adviser to the KWEB Fund. The KWEB Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “KWEB.”

The KWEB Fund seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a foreign equity securities index, which is currently the CSI Overseas China Internet Index (the “China Internet Index”). For more information about the China Internet Index, please see “The CSI Overseas China Internet Index” below.

Although the KWEB Fund reserves the right to replicate (or hold all components of) the China Internet Index, the KWEB Fund expects to use representative sampling to track the China Internet Index. “Representative sampling” is a strategy that involves investing in a representative sample of securities that collectively have an investment profile similar to the China Internet Index. The KWEB Fund may or may not hold all of the securities in the China Internet Index when using a representative sampling indexing strategy.

Tracking error refers to the risk that the KWEB Fund’s performance may not match or correlate to that of the China Internet Index, either on a daily or aggregate basis. Tracking error may cause the KWEB Fund’s performance to be less than expected. There are a number of factors that may contribute to the KWEB Fund’s tracking error, such as KWEB Fund expenses, imperfect correlation between the KWEB Fund’s investments and those of the China Internet Index, the use of representative sampling strategy, if applicable, asset valuation differences, tax considerations, the unavailability of securities in the China Internet Index from time to time, holding cash and cash equivalents, and other liquidity constraints. In addition, securities included in the China Internet Index may be suspended from trading. To the extent the KWEB Fund calculates its net asset value based on fair value prices and the value of the China Internet Index is based on securities’ closing prices on local foreign markets, the KWEB Fund’s ability to track the China Internet Index may be adversely affected. Mathematical compounding may prevent the KWEB Fund from correlating with the monthly, quarterly, annual or other period performance of the China Internet Index. In addition, the KWEB Fund may not invest in certain securities and other instruments included in the China Internet Index, or invest in them in the exact proportions they represent of the China Internet Index, including due to legal restrictions or limitations imposed by a foreign government or a lack of liquidity in certain securities. Moreover, the KWEB Fund may be delayed in purchasing or selling securities and other instruments included in the China Internet Index. Any issues the KWEB Fund encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase the KWEB Fund’s tracking error.

KraneShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the KWEB Fund. Information provided to or filed with the SEC by KraneShares Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-180870 and 811-22698 through the SEC’s website at http://www.sec.gov.

The CSI Overseas China Internet Index

General

All information contained in this pricing supplement regarding the China Internet Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, has been derived from publicly available sources, without independent verification. This information reflects the policies of and is subject to change by China Securities Index Company Limited (“CSI”). The China Internet Index is calculated, maintained and published by CSI. CSI does not have any obligation to continue to publish, and may discontinue the publication of, the China Internet Index.

The China Internet Index is a modified free float-adjusted market capitalization-weighted index that is designed to measure the overall performance of overseas listed Chinese Internet companies.

The China Internet Index is reported by Bloomberg L.P. in U.S. dollars under the ticker symbol “H11137.”

Eligibility Criteria

Hong Kong listed securities should satisfy the following conditions:

•	Primarily listed on the Hong Kong Stock Exchange (main exchange or the Growth Enterprise Market);
•	Listed for more than 3 months unless the market value of its initial public offering (“IPO”) exceeds 3 billion USD; and
•	Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.
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Hong Kong listed securities that meet any of the following conditions will be excluded from the eligible universe:

•	Securities whose average daily closing price in the most recent year is less than 0.1 HKD;
•	Securities whose average daily closing price in the most recent year is less than 0.5 HKD or earnings per share in the most recent annual report is negative; or
•	Securities whose cumulative average daily market capitalization coverage in the most recent three months is beyond 90%, after having ranked the securities by the average daily turnover ratio (which is the daily trading value divided by total market capitalization) in descending order and calculated the cumulative average daily market capitalization coverage for each security.

Other markets listed securities should satisfy the following conditions:

•	Listed for more than 3 months unless the market value of its IPO exceeds 3 billion USD; and
•	Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Constituent Selection

All securities whose average daily trading value in the past year is less than 3 million USD or average daily market capitalization in the past year is less than 2 billion USD are removed from the eligible universe.

From the remaining securities, securities are chosen for inclusion in the China Internet Index if they are assigned to one of the following categories, as determined by CSI:

•	Internet Software & Services (companies developing and marketing internet software and/or providing internet services);
•	Home Entertainment Software (manufacturers of home entertainment software and educational software primarily for home use);
•	Internet Retail (companies providing retail services primarily on the internet);
•	Internet Service (companies providing commercial services primarily on the internet); or
•	Mobile Internet (companies developing and marketing mobile internet software and/or providing mobile internet services).

Constituent Weightings

The constituents are ranked by adjusted USD market capitalization subject to a cap of 10%. The weight of constituents is determined according to the following methodology:

•	Stage 1. Any constituent whose weight is greater than 10% is capped at 10% and the weights of all lower ranking constituents are increased as a result. The weights of the lower ranking constituents are then checked and if any exceed 10%, they are capped at 10% and the process is repeated until no constituent has a weight that exceeds 10%.
•	Stage 2. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then the capping process continues with Stage 3 below. Otherwise, no further action is required.
•	Stage 3. If more than one security is capped at 10%, then the weights of all subsequent constituents previously capped at 10% are changed in accordance with the following rules:
a)	If the weight of the second largest constituent is greater than 9%, the constituent’s weight is capped at 9% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.
b)	If the weight of the third largest constituent is greater than 8%, the constituent’s weight is capped at 8% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.
c)	If the weight of the fourth largest constituent greater than 7%, the constituent’s weight is capped at 7% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.
d)	If the weight of the fifth largest constituent greater than 6%, the constituent’s weight is capped at 6% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.
e)	If the weight of the sixth largest constituent and any lower ranking constituents is greater than 4% then those constituents’ weights are capped at 4% and the weights of the lower ranking constituents are increased accordingly.
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•	Stage 4. Following the application of Stage 3, the weights of the constituents are checked. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then further capping is required. The stages above are repeated if necessary.

Index Calculation

The China Internet Index is a modified free float-adjusted market capitalization-weighted index. The China Internet Index is calculated using the following formula:

Float Adjustment. CSI defines free-float of a constituent as the shares outstanding and tradable in the security market. The identification and calculation of free float by CSI is based on objective information including prospectuses and listing notices, periodic reports and temporary reports. CSI tracks the changes of free-float shares and adjusts free-float changes resulting from shareholder’s behavior every six months. All restricted shares subject to a lock-in period are deemed to be non-free float. Non-restricted shares will be deemed to be non-free float if (a) they fall into one of the following types of shares: (1) shares held by founders of the company or their families, and by senior executives, by directors, or by supervisors, etc.; (2) shares held by the government or its subsidiaries; (3) shares held by strategic investors for long-term strategic interest; or (4) shares held by employee share plans; and (b) the holdings by shareholders or shareholders acting in concert are 5% or greater; otherwise, they will be deemed to be free float. Restricted shares after the lock-in period are treated in the same way as non-restricted shares.

The weight factor is a value between 0 and 1 and is determined as described under “— Constituent Weightings” above.

Exchange Rate. The price of each component stock and the total market capitalization as of the base date are converted into USD equivalents using the relevant exchange rates as of the applicable dates. Exchange rates are sourced from the data providers as designated by CSI from time to time. The real-time calculation of the China Internet Index is based on the real-time price date published by the stock exchanges during trading hours through their quotation system. The real-time exchange rate is used to calculate the real-time index; the exchange rate at the index closing time is used to calculate the index closing level.

Divisor. The purpose of the index divisor is to maintain the continuity of an index level following a change to the constituent list, a capital change in the index constituents or an index constituent’s market value changes due to non-trading factors. The new divisor is derived from the following formula:

The new divisor derived from this formula will be used for the future index calculation.

Index Review

The China Internet Index is adjusted and rebalanced semi-annually during the last ten days of May and November of each year. The adjustment will be effective as of the next trading day after the second Friday in June and December.

A weight factor is assigned to each constituent at each rebalancing date. The effective date is the same as that of the constituent adjustment. The weight factor stays the same until the next rebalancing date.

Suspension. At the periodic index review, if an index constituent is suspended, CSI will determine its treatment as follows:

•	Constituents that have been suspended for more than 25 trading days and have not resumed trading as of the deadline for data used for constituents’ eligibility review (April 30th for the May review and October 31st for the November review), if listed on the candidate deletion list, will be classified as priority deletion securities.
•	CSI reports list of constituents that have been suspended close to 25 trading days as of the deadline for data used for constituents’ eligibility review to the index advisory committee. The committee discusses whether they should be classified as candidate deletion securities.
•	If the deletion securities are under suspension and the reason for suspension is a significant negative event, then the constituent will be deleted from the index at the price of 0.00001 Yuan. In the event that such securities resume trading at least one trading day prior to the effective date, CSI will amend the deletion price to market price and publish an announcement. Under any other conditions, a suspended constituent will be deleted from the index at its closing market price before suspension.
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For suspended companies that are not currently constituents of the China Internet Index, CSI determines their treatment as follows:

•	Securities that are under suspension and without a clear expectation of trading resumption on the date of the index advisory committee meeting will not be able to be selected as candidates for inclusion in the China Internet Index.
•	Securities that have been suspended for more than 25 trading days during the data period used for constituents’ review are eligible for inclusion in the index only if they have resumed trading for 3 months, except in special circumstances approved by the index advisory committee.
•	For new additions suspended between the announcement date and the effective date of the periodic review, CSI will decide whether to adjust the addition or not.

Corporate Action Related Changes

In the case of exceptional corporate events, CSI will review the China Internet Index and make necessary ongoing adjustments between index reviews in order to maintain the representativeness of the index and ensure it is investable. These corporate events include IPOs, mergers and acquisitions, spin-offs, suspensions, delistings, bankruptcies, cash or stock dividends, stock splits or reverse stock splits, rights issues and secondary offerings.

Base Date

The China Internet Index has a base date of June 29, 2007, with a base value of 1,000 on that date.

Index Governance

CSI annually reviews the index calculation and maintenance methodology and other index policy documents to ensure that the China Internet Index continues to achieve the stated objectives. After the regular review is completed, an annual review report is produced and presented to the index oversight committee.

CSI may review index methodology documents outside the annual scheduled reviews based on, but not limited to, one of the following: underlying market environment review, market participant feedback, problems identified in index management or unusual corporate events treatment.

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